K-TRONIK ANNOUNCES NEW EXECUTIVE MANAGEMENT

Toronto, Ontario, June 13, 2006 – K-Tronik International Corp. (OTCBB: KTRK) ("K-Tronik") is pleased to announce the appointment of John G. Simmonds to the positions of President and Chief Executive Officer. Mr. Simmonds' mandate will be to implement a corporate strategy focusing on horseracing track development opportunities.

Mr. Simmonds is a successful entrepreneur with a 35-year track record of capitalizing on market opportunities. He has extensive experience in building teams, operating systems, and distribution networks. Mr. Simmonds is currently on the board of several public companies including TrackPower, Inc., a gaming and entertainment company and Eiger Technology, Inc., parent of K-Tronik. Previous roles have included serving as Chairman of Wireless Age Communications Inc., a consolidation of retail, wholesale and engineering businesses within the wireless products and services industry; Chairman of Circuit World; Director of Glenayre Electronics; Director and CEO of Intek Global Corporation (a Nasdaq-listed company reaching a market capitalization in excess of $500 million that was subsequently merged in a $250 million transaction); founder of merchant bank Simmonds Capital Limited; and many other executive and board positions.

K-Tronik also appoints Jason R. Moretto as Chief Financial Officer. Mr. Moretto is currently Chief Financial Officer and a Director of Eiger Technology, Inc. He has extensive experience in the finance, accounting and entertainment industries that will have specific benefit to the company as it executes its new strategy.

Mr. Simmonds and Mr. Moretto have been named to K-Tronik’s Board of Directors. Gerry Racicot, prior Chief Executive Officer, has been appointed Chairman.

"I look forward to executing a new growth plan for this company" commented John Simmonds. "There are several opportunities that we intend to review immediately both domestically and abroad."

K-Tronik’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. K-Tronik, headquartered in Toronto, Ontario, is a publicly traded company listed on the Nasdaq OTCBB Exchange. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on K-Tronik’s current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik’s ability to successfully develop and market its products, consumer acceptance of such products, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.